Exhibit (a)(1)(E)

ACTUATE CORPORATION

OFFER TO PURCHASE FOR CASH

Up to a Maximum of $60 Million Worth of its Common Stock
At a Purchase Price Not Greater Than $3.40 Nor Less Than $3.15 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON FRIDAY, DECEMBER 5, 2008, UNLESS THE OFFER IS EXTENDED.

November 5, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 5, 2008, and the related Letter of Transmittal in connection with the offer by Actuate Corporation, a Delaware corporation (“Actuate”), to purchase for cash, with an aggregate purchase price of $60 million, up to 19,047,619 shares of our common stock, par value $0.001 per share, at a price not greater than $3.40 nor less than $3.15 per share, net to the seller in cash, without interest (the “Offer”), as specified by stockholders tendering their shares, or such lesser amount of shares as are properly tendered.

Given the prices specified by tendering stockholders and the number of shares tendered and not properly withdrawn, Actuate will select the lowest purchase price specified by tendering stockholders that will enable Actuate to purchase $60 million worth of shares or, if shares with an aggregate value of less than $60 million are tendered at or below the maximum price of $3.40 per share, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be purchased at the same price.

Actuate’s Offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 5, 2008, and in the related Letter of Transmittal which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the Offer.

Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than $60 million worth of shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Actuate’s expense as soon as practicable following the expiration date.

Actuate reserves the right, in its sole discretion, to purchase more than $60 million worth of shares pursuant to the Offer, subject to applicable law.

If the number of shares tendered at or below the selected price is worth in excess of $60 million, as measured at such selected price, Actuate will purchase shares at the selected price on a pro rata basis (subject to the “odd lot” priority as described in Section 1 of the Offer to Purchase and the considerations for conditional tenders as described in Section 6 of the Offer to Purchase) from all stockholders who properly tendered shares at or below the selected price, with appropriate adjustments to avoid purchases of fractional shares.

A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, please use the attached “Instruction Form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1. You may tender shares at prices not in excess of $3.40 nor less than $3.15 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to various other conditions described in the Offer to Purchase.

4. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 5, 2008, unless Actuate extends the Offer.

5. The Offer is for up to $60 million worth of shares, unless the Offer is underscribed. At the minimum price of $3.15 per share in the Offer, Actuate will purchase a maximum of 19,047,619 shares, or approximately 31.29% of its outstanding common stock as of October 31, 2008. At the maximum price of $3.40 per share in the Offer, Actuate will purchase a maximum of 17,647,058 shares, or approximately 28.99% of its outstanding common stock as of October 31, 2008. Based on the foregoing, if the Offer is fully subscribed, Actuate will have between 41,818,009 and 43,218,570 shares outstanding following the purchase of shares tendered in the Offer.

6. Tendering stockholders who are registered stockholders or who tender their shares directly to Computershare, as the Depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Actuate’s purchase of shares under the Offer.

7. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

8. The board of directors of Actuate has approved the Offer. However, none of Actuate, its board of directors, executive officers, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. Each of Actuate’s directors and executive officers has advised it that they do not intend to tender any shares owned by them in the Offer.

9. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of that jurisdiction.

INSTRUCTION FORM
INSTRUCTIONS FOR TENDER OF SHARES OF ACTUATE CORPORATION

By signing this Instruction Form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated November 5, 2008, and the related Letter of Transmittal in connection with the Offer by Actuate Corporation, a Delaware corporation (“Actuate”), to purchase shares of its common stock, $0.001 par value per share. Actuate is offering to purchase $60 million worth of shares at a price not greater than $3.40 nor less than $3.15 per share, to the seller in cash, without interest (the “Offer”), as specified by stockholders tendering their shares, or such lesser amount of shares as are properly tendered. Actuate’s Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute the Offer.

This will instruct us to tender to Actuate, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Offer.

Number of shares to be tendered:                shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

PRICE AT WHICH YOU ARE TENDERING
(See Instruction 5 to the Letter of Transmittal)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

☐	By checking one of the following boxes below INSTEAD OF THE BOX UNDER “SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER,” you are tendering shares at the price checked. This action would result in none of your shares being purchased if the purchase price selected by Actuate for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Instruction Form for each price at which you tender shares. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $3.15	☐ $3.25	☐ $3.35
☐ $3.20	☐ $3.30	☐ $3.40

OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER:

☐	By checking THIS ONE BOX INSTEAD OF ONE OF THE PRICE BOXES ABOVE, you are tendering shares and are willing to accept the purchase price selected by Actuate in accordance with the terms of its Offer. This action will maximize the chance of having Actuate purchase your shares (subject to the possibility of proration). Note that this could result in your receiving a price per share as low as $3.15.

CONDITIONAL TENDER
(See Instruction 13 to the Letter of Transmittal)

You may condition your tender of shares on Actuate purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by Actuate in its Offer, none of the shares you tender will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares that you designated above will not be purchased, Actuate may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

☐  The tendered shares represent all shares held by me.

The method of delivery of this document is at the option and risk of the tendering stockholder. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

My Account Number With You:

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